UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
RPT Realty
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Dear Fellow Shareholders,

This letter responds to a report issued by the proxy advisory firm Institutional Shareholder Services (“ISS”) on April 15, 2022, regarding the annual meeting of shareholders of RPT Realty (“RPT” or the “Company”) scheduled for April 28, 2022. In the report, ISS recommends that RPT shareholders vote against proposal 3, the advisory vote on the compensation paid to our named executive officers (“NEOs”), and withhold votes for the Trustee nominees who were members of its Compensation Committee in 2021.

RPT’s entire Board of Trustees (“Board”), for the reasons outlined below, strongly DISAGREES with ISS’ negative vote recommendations in its report, which are based upon factually inaccurate statements and interpretations of the information provided in our 2022 Proxy Statement filed with the Securities and Exchange Commission on March 18, 2022 (the “2022 Proxy”) and disregards the substantive aspects of our 2021 executive compensation plan that ISS acknowledges and highlights as positives attributes.

As the vast majority of our shareholders already know, RPT places the highest importance on corporate governance, transparency and shareholder engagement. We have regular dialogue with our shareholders. We listened to your feedback from 2021 and implemented changes consistent with that feedback. Therefore, we recommend that you vote FOR proposal 3 and vote FOR all seven of our elected Trustees.

Negative Vote Recommendation by ISS is NOT Supported by the Facts

1.ISS states: “The committee demonstrated inadequate responsiveness. Although shareholder engagement efforts and shareholder feedback are disclosed, it is not clear if the board engaged with shareholders after the annual meeting and subsequent failed say-on-pay vote result.”

The Board and Company did in fact engage with shareholders both before and after our 2021 annual meeting and failed say-on-pay vote. Given the changes to the 2020 executive compensation necessitated by the unprecedented impact of the COVID-19 pandemic, the Company and Board conducted proactive and extensive shareholder outreach on numerous occasions. We engaged with shareholders both in the fall of 2020, well before the failed say-on-pay vote in 2021 and before implementing our 2021 compensation program, and again in the spring of 2021 prior to the 2021 annual meeting. During these periods we reached out to shareholders who together owned approximately 78% of our outstanding stock and requested meetings to solicit their input on our compensation changes. We met with each of those shareholders who accepted such request. The Chair of the Compensation Committee led these meetings. The Compensation Committee used the feedback received during the shareholder outreach program to guide its 2021 compensation program decisions, which included reverting back to the 2019 formula-based compensation program.

In the fall of 2021, following the 2021 annual meeting and after reverting to the 2019 formula-based compensation program, we reached out to our largest passive holders accounting for 48% of our outstanding common stock and again met with each shareholder who accepted our request to meet. These conversations were designed to solicit input on a variety of topics including executive compensation, governance practices, corporate strategy and market conditions. This outreach was in addition to the 18 live engagements we hosted with our largest active shareholders over the course of 2021 representing 29% of our common stock. More recently, in early April, just after the 2022 Proxy was filed and prior to the issuance of any proxy advisor reports, we reached out to our largest holders comprising 61% of our common stock outstanding to offer meetings to discuss our 2022 Proxy. We continue to meet with those shareholders who accept such request.

2.ISS states: “the board does not appear to directly address shareholder concerns that led to a failed say-on-pay vote result at last year's annual meeting.”

The statement above is inaccurate and without merit. Although some shareholders inquired about the discretionary awards and the extension of performance periods made in 2020, we explained to them and we believe they understood that the Compensation Committee’s use of discretionary awards was a one-time occurrence, necessitated by the extraordinary circumstances caused by the COVID-19 pandemic. Shareholders also expressed satisfaction with the Compensation Committee’s decision to return to the formulaic executive compensation plan approach that has historically received overwhelming shareholder support in the 10 years prior to 2021, with an average FOR vote of approximately 96% over that time period.

A recap of our responses to shareholder feedback from our fall 2020 and spring 2021 outreach is provided below. Additional commentary regarding feedback received and the Compensation Committee’s response to such feedback can be found on pages 9 and 10 of our 2022 Proxy.
What we learned and RPT’s Response

Discretionary compensation decisions, even in light of the COVID-19 pandemic, were not viewed favorably.

•We returned to a formula-based compensation program in 2021 that had previously garnered overwhelming shareholder support and reiterated that the discretionary compensation decisions were only the result of the extraordinary circumstances created by the COVID-19 pandemic.

Extension of performance periods for performance-based restricted share units (“PSUs”) granted in 2018, one-time adjustments of the performance-based equity awards, the pricing and structuring of the PSUs relating to absolute share price appreciation and discretionary annual cash bonuses undermined the rigor of our compensation program.

•We did not extend performance periods for awards since the 2020 plan changes and in fact the PSUs granted in 2019 earned out at $0 for all NEOs.

•We removed absolute shareholder return based performance equity awards in 2021 and have no plans to reintroduce them.

•We determined to not make any future one-time adjustments or discretionary annual cash awards to NEOs, absent extraordinary circumstances.

•We modified the 2022 performance-based equity award program to reduce the impact of short-term share price volatility resulting from extraordinary events like the COVID-19 pandemic that led to the discretionary awards and one-time adjustments in 2020 and to better align management incentives with shareholder interests. We were not required to disclose the changes to our 2022 plan in the 2022 Proxy but did so in the spirit of transparency and in order to promote healthy discussions with our shareholders. Changes to the 2022 program are summarized on page 10 of the 2022 Proxy.

Environmental, Social and Governance (“ESG”) initiatives are important to our shareholders.

•We introduced ESG goals as a part of the subjective executive performance component of our 2021 annual incentive program.

•We will make ESG goals an even larger, separate component of the annual bonus opportunity for the Trust’s named executive officers in 2022.

3.ISS states: “Moreover, the board does not disclose a commitment that it would not repeat the actions that shareholders viewed as problematic, including discretionary compensation decisions and extension of performance periods.”

During the investor outreach outlined above, consistent with the characterization in the 2022 Proxy, the Company and Board emphasized that the one-time deviations from the Company’s historical formula-based compensation approach were implemented only as a result of the extraordinary circumstances created by the COVID-19 pandemic; that such decisions made in 2020 were vital to ensuring continuity of management and the Trust’s recovery from the pandemic; and that the Board believed such decisions were in the best interests of shareholders.

Additionally, the changes implemented in our 2022 performance-based equity award program, as outlined on page 10 of our 2022 Proxy, were in part made based on feedback received from shareholders and recommendations from our compensation consultant. These changes are expected to reduce the future need for such discretionary awards even under extraordinary circumstances, while further aligning shareholder and management interests by:

•Linking all earned awards to our share price for the entirety of the unchanged 3-year vesting period
•Utilizing a broader performance peer set based on market capitalization to reduce performance measurement volatility
•Increasing the target performance hurdle from 50% to 55%, as noted by ISS as a positive
•Adopting a tiered performance measurement approach to align management incentives to the near, medium and long-term stock performance of the Company, which appropriately reflects our shareholder base and their desired investment timeframes

We also take this opportunity to confirm to shareholders that the Compensation Committee is committed not to make any discretionary compensation decisions, special awards or one-time awards to RPT’s NEOs in the future nor to modify outstanding performance awards, absent extraordinary circumstances.

4.ISS states: “The proxy discloses that in March 2021, the committee awarded a discretionary one-time bonus of $100,000 to NEO Ohlberg to recognize her contribution in completing a new joint venture.”

This award was made on March 5, 2021 prior to the results of the failed say-on-pay vote. The award was made to recognize the extraordinary efforts undertaken by Ms. Ohlberg to complete a transformative new joint venture, during the pandemic, that allowed RPT to execute on over $730 million of acquisitions in 2021 and materially improve the geographic composition of the Company’s portfolio. Since the 2021 annual meeting, no discretionary awards have been made nor do we expect to make any further discretionary awards in the absence of an extraordinary event.

RPT is committed to the highest standards of corporate governance including transparency in compensation, disclosure, and a robust shareholder engagement program, which will continue to inform future executive compensation matters. We have been and will continue to listen to our shareholders through our ongoing outreach program and will continually adjust plans based on shareholder feedback. We highly value our frank and open dialogue with shareholders regarding governance, compensation, strategy and ESG matters and believe this dialogue is an important component of our long-term success. As always, we welcome the opportunity to engage with you on these and any other topics of interest.

Sincerely,

Arthur H. Goldberg
Compensation Committee Chair and Trustee

and

David J. Nettina
Chairman of the Board, Executive Committee Chair and Trustee